UNITED STATES
                        SECURITIES & EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------

                                 SCHEDULE 13G

                    Under the Securities Exchange Act Of 1934
                                (Amendment No.1)*

                                 TRM Corporation
                                (Name of Issuer)

                           Common Stock, no par value
                         (Title of Class of Securities)

                                    872636105
                                 (CUSIP Number)

                                  March 3, 2008
             (Date of Event Which Requires Filing of this Statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:
     [ ]  Rule 13d-1(b)
     [X]  Rule 13d-1(c)
     [ ]  Rule 13d-1(d)






----------------
     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 30 Pages

CUSIP No. 872636105                  13G/A                Page 2 of 30 Pages


----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS

            GSO Special Situations Fund LP
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
            (see instructions)                                     (a)  [ ]
                                                                   (b)  [X]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
            State of Delaware
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    -0-
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    Warrants to purchase 1,069,082 shares of Common Stock
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    -0-
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    Warrants to purchase 1,069,082 shares of Common Stock
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            Warrants to purchase 1,069,082 shares of Common Stock
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)          [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            5.85%
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
            PN
-----------------------------------------------------------------------------

CUSIP No. 872636105                  13G/A                Page 3 of 30 Pages


----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS

            GSO Domestic Capital Funding LLC
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
            (see instructions)                                    (a)  [ ]
                                                                  (b)  [X]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
            State of Delaware
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    -0-
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    Warrants to purchase 1,069,082 shares of Common Stock
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    -0-
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    Warrants to purchase 1,069,082 shares of Common Stock
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            Warrants to purchase 1,069,082 shares of Common Stock
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)         [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            5.85%
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
            OO
-----------------------------------------------------------------------------

CUSIP No. 872636105                  13G/A                Page 4 of 30 Pages


----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS

            GSO Special Situations Overseas Master Fund Ltd.
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
            (see instructions)                                    (a)  [ ]
                                                                  (b)  [X]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
            Cayman Islands, British West Indies
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    -0-
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    Warrants to purchase 1,047,577 shares of Common Stock
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    -0-
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    Warrants to purchase 1,047,577 shares of Common Stock
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            Warrants to purchase 1,047,577 shares of Common Stock
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)         [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            5.74%
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
            CO
-----------------------------------------------------------------------------

CUSIP No. 872636105                  13G/A                Page 5 of 30 Pages


----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS

            GSO Special Situations Overseas Benefit Plan Fund Ltd.
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
            (see instructions)                                    (a)  [ ]
                                                                  (b)  [X]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
            Cayman Islands, British West Indies
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    -0-
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    Warrants to purchase 98,306 shares of Common Stock
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    -0-
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    Warrants to purchase 98,306 shares of Common Stock
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            Warrants to purchase 98,306 shares of Common Stock
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)         [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            0.57%
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON  (SEE INSTRUCTIONS)
            CO
-----------------------------------------------------------------------------

CUSIP No. 872636105                  13G/A                Page 6 of 30 Pages


----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS

            GSO Credit Opportunities Fund (Helios), L.P.
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
            (see instructions)                                    (a)  [ ]
                                                                  (b)  [X]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
            Cayman Islands, British West Indies
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    -0-
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    Warrants to purchase 875,109 shares of Common Stock
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    -0-
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    Warrants to purchase 875,109 shares of Common Stock
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            Warrants to purchase 875,109 shares of Common Stock
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)         [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            4.84%
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
            PN
-----------------------------------------------------------------------------

CUSIP No. 872636105                  13G/A                Page 7 of 30 Pages


----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS

            GSO Capital Partners LP
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
            (see instructions)                                    (a)  [ ]
                                                                  (b)  [X]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
            State of Delaware
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    -0-
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    Warrants to purchase 3,072,074 shares of Common Stock
                    (see Item  4(a))
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    -0-
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    Warrants to purchase 3,072,074 shares of Common Stock
                    (see Item  4(a))
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            Warrants to purchase 3,072,074 shares of Common Stock
            (see Item  4(a))
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)         [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            9.99% (see Item 4(a))
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
            IA; PN
-----------------------------------------------------------------------------

CUSIP No. 872636105                  13G/A                Page 8 of 30 Pages


----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS

            GSO LLC
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
            (see instructions)                                    (a)  [ ]
                                                                  (b)  [X]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
            State of Delaware
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    -0-
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    -0-
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    -0-
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    -0-
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            -0-
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)         [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            0%
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
            OO
-----------------------------------------------------------------------------

CUSIP No. 872636105                  13G/A                Page 9 of 30 Pages

----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS

            Bennett J. Goodman
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
            (see instructions)
                                                                  (a) [ ]
                                                                  (b) [X]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
            United States
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    -0-
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    Warrants to purchase 3,072,074 shares of Common Stock
                    (see Item  4(a))
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    -0-
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    Warrants to purchase 3,072,074 shares of Common Stock
                    (see Item  4(a))
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            Warrants to purchase 3,072,074 shares of Common Stock
            (see Item  4(a))
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)        [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            9.99% (see Item  4(a))
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
            IN
-----------------------------------------------------------------------------

CUSIP No. 872636105                  13G/A                Page 10 of 30 Pages

----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS

            J. Albert Smith III
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
            (see instructions)
                                                                  (a) [ ]
                                                                  (b) [X]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
            United States
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    -0-
SHARES        --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    Warrants to purchase 3,072,074 shares of Common Stock
                    (see Item  4(a))
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    -0-
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    Warrants to purchase 3,072,074 shares of Common Stock
                    (see Item  4(a))
-----------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
             Warrants to purchase 3,072,074 shares of Common Stock
             (see Item  4(a))
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)        [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            9.99% (see Item  4(a))
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
            IN
-----------------------------------------------------------------------------

CUSIP No. 872636105                  13G/A                Page 11 of 30 Pages

----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS

            Douglas I. Ostrover
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
            (see instructions)
                                                                  (a) [ ]
                                                                  (b) [X]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
            United States
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    -0-
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    Warrants to purchase 3,072,074 shares of Common Stock
                    (see Item 4(a))
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    -0-
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    Warrants to purchase 3,072,074 shares of Common Stock
                    (see Item 4(a))
-----------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
             Warrants to purchase 3,072,074 shares of Common Stock
             (see Item 4(a))
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)        [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            9.99% (see Item 4(a))
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
            IN
-----------------------------------------------------------------------------

CUSIP No. 872636105                  13G/A                Page 12 of 30 Pages


----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS

            GSO Advisor Holdings L.L.C.
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
            (see instructions)                                    (a)  [ ]
                                                                  (b)  [X]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
            State of Delaware
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    -0-
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    Warrants to purchase 3,072,074 shares of Common Stock
                    (see Item  4(a))
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    -0-
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    Warrants to purchase 3,072,074 shares of Common Stock
                    (see Item  4(a))
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            Warrants to purchase 3,072,074 shares of Common Stock
            (see Item  4(a))
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)         [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            9.99% (see Item 4(a))
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
            OO
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 872636105                  13G/A                Page 13 of 30 Pages


-----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS

            Blackstone Holdings I L.P.
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
            (see instructions)                                    (a)  [ ]
                                                                  (b)  [X]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
            State of Delaware
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    -0-
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    Warrants to purchase 3,072,074 shares of Common Stock
                    (see Item  4(a))
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    -0-
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    Warrants to purchase 3,072,074 shares of Common Stock
                    (see Item  4(a))
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            Warrants to purchase 3,072,074 shares of Common Stock
            (see Item  4(a))
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)         [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            9.99% (see Item 4(a))
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
            PN
-----------------------------------------------------------------------------

CUSIP No. 872636105                  13G/A                Page 14 of 30 Pages


-----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS

            Blackstone Holdings I/II GP Inc.
----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
            (see instructions)                                    (a)  [ ]
                                                                  (b)  [X]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
            State of Delaware
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    -0-
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    Warrants to purchase 3,072,074 shares of Common Stock
                    (see Item  4(a))
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    -0-
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    Warrants to purchase 3,072,074 shares of Common Stock
                    (see Item  4(a))
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            Warrants to purchase 3,072,074 shares of Common Stock
            (see Item  4(a))
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)         [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            9.99% (see Item 4(a))
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
            CO
-----------------------------------------------------------------------------

CUSIP No. 872636105                  13G/A                Page 15 of 30 Pages


-----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS

            The Blackstone Group L.P.
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
            (see instructions)                                    (a)  [ ]
                                                                  (b)  [X]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
            State of Delaware
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    -0-
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    Warrants to purchase 3,072,074 shares of Common Stock
                    (see Item  4(a))
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    -0-
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    Warrants to purchase 3,072,074 shares of Common Stock
                    (see Item  4(a))
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            Warrants to purchase 3,072,074 shares of Common Stock
            (see Item  4(a))
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)         [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            9.99% (see Item 4(a))
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
            PN
-----------------------------------------------------------------------------

CUSIP No. 872636105                  13G/A                Page 16 of 30 Pages


-----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS

            Blackstone Group Management L.L.C.
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
            (see instructions)                                    (a)  [ ]
                                                                  (b)  [X]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
            State of Delaware
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    -0-
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    Warrants to purchase 3,072,074 shares of Common Stock
                    (see Item  4(a))
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    -0-
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    Warrants to purchase 3,072,074 shares of Common Stock
                    (see Item  4(a))
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            Warrants to purchase 3,072,074 shares of Common Stock
            (see Item  4(a))
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES  (SEE INSTRUCTIONS)        [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            9.99% (see Item 4(a))
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON  (SEE INSTRUCTIONS)
            OO
-----------------------------------------------------------------------------

CUSIP No. 872636105                  13G/A                Page 17 of 30 Pages


-----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS

            Stephen A. Schwarzman
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
            (see instructions)                                    (a)  [ ]
                                                                  (b)  [X]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
            United States
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    -0-
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    Warrants to purchase 3,072,074 shares of Common Stock
                    (see Item  4(a))
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    -0-
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    Warrants to purchase 3,072,074 shares of Common Stock
                    (see Item  4(a))
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            Warrants to purchase 3,072,074 shares of Common Stock
            (see Item  4(a))
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)         [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            9.99% (see Item 4(a))
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
            IN
-----------------------------------------------------------------------------

CUSIP No. 872636105                  13G/A                Page 18 of 30 Pages


-----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS

            Peter G. Peterson
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
            (see instructions)                                    (a)  [ ]
                                                                  (b)  [X]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
            United States
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    -0-
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    Warrants to purchase 3,072,074 shares of Common Stock
                    (see Item  4(a))
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    -0-
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    Warrants to purchase 3,072,074 shares of Common Stock
                    (see Item  4(a))
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            Warrants to purchase 3,072,074 shares of Common Stock
            (see Item  4(a))
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)         [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            9.99% (see Item 4(a))
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON  (SEE INSTRUCTIONS)
            IN
-----------------------------------------------------------------------------

CUSIP No. 872636105                  13G/A                Page 19 of 30 Pages

This Amendment No. 1 (this "Amendment") is being filed in connection with the acquisition of GSO Capital Partners L.P. by The Blackstone Group L.P.

This Amendment amends and restates in its entirety the statement on Schedule 13G filed on January 30, 2007 (as amended, the "Schedule 13G") with respect to shares of Common Stock (as defined below) of TRM Corporation, an Oregon corporation. Capitalized terms used herein and not otherwise defined in this Amendment have the meanings set forth in the Schedule 13G.

Item 1.

(a).  Name of Issuer

      TRM Corporation (the "Company")

(b).  Address of Issuer's Principal Executive Offices:

      5208 N.E. 122nd Avenue
      Portland, Oregon 97230

Item 2(a).  Name of Person Filing
Item 2(b).  Address of Principal Business Office
Item 2(c).  Citizenship

        GSO SPECIAL SITUATIONS FUND LP
        c/o GSO Capital Partners LP
        280 Park Avenue, 11th Floor
        New York, NY 10017
        Citizenship:  State of Delaware

        GSO DOMESTIC CAPITAL FUNDING LLC
        c/o GSO Capital Partners LP
        280 Park Avenue, 11th Floor
        New York, NY 10017
        Citizenship:  State of Delaware

        GSO SPECIAL SITUATIONS OVERSEAS FUND LTD.
        c/o GSO Capital Partners LP
        280 Park Avenue, 11th Floor
        New York, NY 10017
        Citizenship:  Cayman Islands, British West Indies

        GSO SPECIAL SITUATIONS OVERSEAS BENEFIT PLAN FUND LTD.
        c/o GSO Capital Partners LP
        280 Park Avenue, 11th Floor
        New York, NY 10017
        Citizenship:  Cayman Islands, British West Indies

        GSO CREDIT OPPORTUNITIES FUND (HELIOS), L.P.
        c/o GSO Capital Partners LP
        280 Park Avenue, 11th Floor
        New York, NY 10017
        Citizenship:  Cayman Islands, British West Indies

        GSO CAPITAL PARTNERS LP
        c/o GSO Capital Partners LP
        280 Park Avenue, 11th Floor
        New York, NY 10017
        Citizenship:  State of Delaware

        BENNETT J. GOODMAN
        c/o GSO Capital Partners LP
        280 Park Avenue, 11th Floor
        New York, NY 10017
        Citizenship:  United States

        J. ALBERT SMITH III
        c/o GSO Capital Partners LP
        280 Park Avenue, 11th Floor
        New York, NY 10017

CUSIP No. 872636105                  13G/A                Page 20 of 30 Pages


        Citizenship:  United States

        DOUGLAS I. OSTROVER
        c/o GSO Capital Partners LP
        280 Park Avenue, 11th Floor
        New York, NY 10017
        Citizenship:  United States

        GSO ADVISOR HOLDINGS L.L.C.
        c/o The Blackstone Group
        345 Park Avenue
        New York, NY 10154
        Citizenship:  State of Delaware

        BLACKSTONE HOLDINGS I L.P.
        c/o The Blackstone Group
        345 Park Avenue
        New York, NY 10154
        Citizenship:  State of Delaware

        BLACKSTONE HOLDINGS I/II GP INC.
        c/o The Blackstone Group
        345 Park Avenue
        New York, NY 10154
        Citizenship:  State of Delaware

        THE BLACKSTONE GROUP L.P.
        c/o The Blackstone Group
        345 Park Avenue
        New York, NY 10154
        Citizenship:  State of Delaware

        BLACKSTONE GROUP MANAGEMENT L.L.C.
        c/o The Blackstone Group
        345 Park Avenue
        New York, NY 10154
        Citizenship:  State of Delaware

        STEPHEN A. SCHWARZMAN
        c/o The Blackstone Group
        345 Park Avenue
        New York, NY 10154
        Citizenship:  United States

        PETER G. PETERSON
        c/o The Blackstone Group
        345 Park Avenue
        New York, NY 10154
        Citizenship:  United States

          The foregoing persons are hereinafter sometimes collectively referred to as the "Reporting Persons." Any disclosures herein with respect to persons other than the Reporting Persons are made on information and belief after making inquiry to the appropriate party.

          Stephen A. Schwarzman and Peter G. Peterson are controlling shareholders of Blackstone Group Management L.L.C., and in that capacity, direct its operations. Blackstone Group Management L.L.C. is the general partner of The Blackstone Group L.P., and in that capacity, directs its operations. The Blackstone Group L.P. is the controlling shareholder of Blackstone Holdings I/II GP Inc., and in that capacity, directs its operations. Blackstone Holdings I/II GP Inc. is the general partner of Blackstone Holdings I L.P., and in that capacity, directs its operations. Blackstone Holdings I L.P. is the sole member of GSO Advisor Holdings L.L.C., and in that capacity, directs its operations. GSO Advisor Holdings L.L.C. is the general partner of GSO Capital Partners LP, and in that capacity directs its operations. GSO Special Situations Fund LP wholly owns GSO Domestic Capital Funding LLC, and in that capacity directs its operations. GSO Capital Partners LP is the investment manager of each of GSO

CUSIP No. 872636105                  13G/A                Page 21 of 30 Pages


Special Situations Fund LP, GSO Domestic Capital Funding LLC, GSO Special Situations Overseas Master Fund Ltd., GSO Special Situations Overseas Benefit Plan Fund Ltd. and GSO Credit Opportunities Fund (Helios), L.P., and in that respect holds discretionary investment authority for each of them. In addition, each of Bennett J. Goodman, J. Albert Smith III and Douglas I. Ostrover may have shared voting and dispositive power with respect to the Reported Shares (as defined below).

Item 2(d).     Title of Class of Securities:

Common Stock, no par value (the "Common Stock")

Item 2(e).  CUSIP Number:

            872636105


Item 3. If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or
(c), check whether the person filing is a:

            (a) [ ] Broker or dealer registered under Section 15 of the Act,

            (b) [ ] Bank as defined in Section 3(a)(6) of the Act,

            (c) [ ] Insurance Company as defined in Section 3(a)(19) of the Act,

            (d) [ ] Investment Company registered under Section 8 of the
                    Investment Company Act of 1940,

            (e) [ ] Investment Adviser in accordance with Rule
                    13d-1(b)(1)(ii)(E),

            (f) [ ] Employee Benefit Plan or Endowment Fund in accordance with
                    13d-1 (b)(1)(ii)(F),

            (g) [ ] Parent Holding Company or control person in accordance with
                    Rule 13d-1(b)(1)(ii)(G),

            (h) [ ] Savings Association as defined in Section 3(b) of the
                    Federal Deposit Insurance Act,

            (i) [ ] Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940,

            (j) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4. Ownership.

(a)       Amount beneficially owned:

          As of the date of this filing, (i) GSO Domestic Capital Funding LLC beneficially owns Warrants to purchase 1,069,082 shares of Common Stock of the Company, (ii) GSO Special Situations Fund LP may be deemed to beneficially own the 1,069,082 shares of Common Stock of the Company issuable to GSO Domestic Capital Funding LLC upon exercise of the Warrants, (iii) GSO Special Situations Overseas Master Fund Ltd. owns Warrants to purchase 1,047,577 shares of Common Stock of the Company, (iv) GSO Special Situations Overseas Benefit Plan Fund Ltd. owns Warrants to purchase 98,306 shares of Common Stock of the Company, (v) GSO Credit Opportunities Fund (Helios), L.P. owns Warrants to purchase 857,109 shares of Common Stock or Warrants of the Company, (vi) GSO LLC no longer beneficially owns any shares of Common Stock or Warrants of the Company and
(vii) each of GSO Capital Partners LP, Bennett J. Goodman, J. Albert Smith III, Douglas I. Ostrover, GSO Advisor Holdings L.L.C., Blackstone Holdings I L.P., Blackstone Holdings I/II GP Inc., The Blackstone Group L.P., Blackstone Group Management L.L.C., Stephen A. Schwarzman and Peter G. Peterson may be deemed the beneficial owner of the 3,072,074 shares of Common Stock (the "Reported Shares") of the Company issuable to GSO Domestic Capital Funding LLC, GSO Special Situations Overseas Master Fund Ltd., GSO Special Situations Overseas Benefit

CUSIP No. 872636105                  13G/A                Page 22 of 30 Pages

Plan Fund Ltd. and GSO Credit Opportunities Fund (Helios), L.P. Notwithstanding the foregoing, the terms of the Warrants provide that in no event shall the holder of any Warrant be entitled to exercise such Warrant for any number of shares of Common Stock in excess of that number of shares of Common Stock that, upon giving effect to such exercise, would cause the aggregate number of shares of common stock of the Company owned by the Reporting Persons to exceed 9.99% of the outstanding shares of common stock of the Company following such exercise.

          GSO Domestic Capital Funding LLC is a wholly owned subsidiary of GSO Special Situations Fund LP. GSO Capital Partners LP serves as the investment manager of GSO Special Situations Fund LP, GSO Special Situations Overseas Master Fund Ltd., GSO Special Situations Overseas Benefit Plan Fund Ltd. and GSO Credit Opportunities Fund (Helios), L.P. In addition, each of Bennett J. Goodman, Albert Smith III and Douglas I. Ostrover may have shared voting and dispositive power with respect to the Reported Shares. GSO Advisor Holdings L.L.C. serves as the general partner of GSP Capital Partners LP. Blackstone Holdings I L.P. serves as the sole member of GSO Advisor Holdings L.L.C. Blackstone Holdings I/II GP Inc. serves as the general partner of Blackstone Holdings I L.P. The Blackstone Group L.P. is the controlling shareholder of Blackstone Holdings I/II GP Inc. Blackstone Group Management L.L.C. serves as the general partner of The Blackstone Group L.P. Each of Stephen A. Schwarzman and Peter G. Peterson is a controlling shareholder of Blackstone Group Management L.L.C. The foregoing should not be construed in and of itself as an admission by any Reporting Person as to beneficial ownership of shares of Common Stock owned by another Reporting Person. In addition, each of GSO Capital Partners LP, Bennett J. Goodman, J. Albert Smith III, Douglas I. Ostrover, GSO Advisor Holdings L.L.C., Blackstone Holdings I L.P., Blackstone Holdings I/II GP Inc., The Blackstone Group L.P., Blackstone Group Management L.L.C., Stephen A. Schwarzman and Peter G. Peterson disclaims beneficial ownership of shares of Common Stock owned by GSO Domestic Capital Funding LLC, GSO Special Situations Overseas Master Fund Ltd., GSO Special Situations Overseas Benefit Plan Fund Ltd. and GSO Credit Opportunities Fund (Helios), L.P.

          (b)  Percent of class:

          The Company's Quarterly Report for the quarterly period ended September 30, 2007 on Form 10-Q filed on November 8, 2007, indicates that as of November 1, 2007, there were 17,213,226 shares of Common Stock outstanding. Therefore as of the date of this filing, based on the Company's outstanding shares of Common Stock, (i) GSO Domestic Capital Funding LLC owns approximately 4.84% of the outstanding shares of Common Stock of the Company, (ii) GSO Special Situations Fund LP owns approximately 4.84% of the outstanding shares of Common Stock of the Company, (iii) GSO Special Situations Overseas Master Fund Ltd. owns approximately 5.74% of the outstanding shares of Common Stock of the Company, (iv) GSO Special Situations Overseas Benefit Plan Fund Ltd. owns approximately 0.57% of the outstanding shares of Common Stock of the Company,
(v) GSO Credit Opportunities Fund (Helios), L.P. owns approximately 4.84% of the outstanding shares of Common Stock of the Company, (vi) GSO LLC no longer owns any shares of Common Stock of the Company and (vii) each of GSO Capital Partners LP, Bennett J. Goodman, J. Albert Smith III, Douglas I. Ostrover, GSO Advisor Holdings L.L.C., Blackstone Holdings I L.P., Blackstone Holdings I/II GP Inc., The Blackstone Group L.P., Blackstone Group Management L.L.C., Stephen A. Schwarzman and Peter G. Peterson may be deemed to beneficially own 9.99% of the outstanding shares of Common Stock of the Company.

          (c)  Number of shares as to which such person has:

               (i)   Sole power to vote or to direct the vote

                     0

               (ii)  Shared power to vote or to direct the vote

                     See Item 4(a)

               (iii) Sole power to dispose or to direct the disposition of

CUSIP No. 872636105                  13G/A                Page 23 of 30 Pages


               (iv)  Shared power to dispose or to direct the disposition of

                     See Item 4(a)

Item 5.   Ownership of Five Percent or Less of a Class

          As of the date hereof GSO LLC no longer beneficially owns any shares of Common Stock of the Company and has ceased to be a Reporting Person with respect to the shares of Common Stock of the Company. [X]

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

    Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

    Not applicable.


Item 8.  Identification and Classification of Members of the Group.

     See Item 4(a).


Item 9.  Notice of Dissolution of Group.

     Not applicable.


Item 10.  Certification.

     Each of the Reporting Persons hereby makes the following certification:

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Exhibits:

Exhibit I: Joint Filing Agreement, dated as of March 11, 2008, by and among GSO Domestic Capital Funding LLC, GSO Special Situations Fund LP, GSO Special Situations Overseas Master Fund Ltd., GSO Special Situations Overseas Benefit Plan Fund Ltd., GSO Credit Opportunities Fund (Helios), L.P., GSO Capital Partners LP, Bennett J. Goodman, J. Albert Smith III, Douglas I. Ostrover, GSO Advisor Holdings I L.P., Blackstone Holdings I L.P., Blackstone Holdings I/II GP Inc., The Blackstone Group L.P., Blackstone Group Management L.L.C., Stephen A. Schwarzman and Peter G. Peterson.

Exhibit II:  Power of Attorney of Bennett J. Goodman dated March 11, 2008.

Exhibit III: Power of Attorney of J. Albert Smith III dated March 11, 2008.

Exhibit IV:  Power of Attorney of Douglas I. Ostrover dated March 11, 2008.

CUSIP No. 872636105                  13G/A                Page 24 of 30 Pages


                                   SIGNATURES

After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

DATED:  March 11, 2008

GSO SPECIAL SITUATIONS FUND LP           GSO SPECIAL SITUATIONS OVERSEAS FUND
                                         LTD.
By:  GSO Capital Partners LP
     its Investment Manager              By:  GSO Capital Partners LP
                                              its Investment Manager
By:  /s/ George Fan
     ----------------------------        By:  /s/ George Fan
Name:  George Fan                             ----------------------------------
Title: Chief Legal Officer/Chief         Name:  George Fan
       Compliance Officer                Title: Chief Legal Officer/Chief
                                                Compliance Officer

GSO SPECIAL SITUATIONS OVERSEAS          GSO CREDIT OPPORTUNITIES FUND
BENEFIT PLAN FUND LTD.                   (HELIOS), L.P.

By:  GSO Capital Partners LP             By:  GSO Capital Partners LP
     its Investment Manager                   its Investment Manager

By:  /s/ George Fan                      By:  /s/ George Fan
     ----------------------------             ----------------------------------
Name:  George Fan                        Name:  George Fan
Title: Chief Legal Officer/Chief         Title: Chief Legal Officer/Chief
       Compliance Officer                       Compliance Officer

GSO DOMESTIC CAPITAL FUNDING LLC         GSO CAPITAL PARTNERS LP

By:  GSO Capital Partners LP             By:  /s/ George Fan
     its Investment Manager                   ----------------------------------
                                         Name:  George Fan
By:  /s/ George Fan                      Title: Chief Legal Officer/Chief
     ----------------------------               Compliance Officer
Name:  George Fan
Title: Chief Legal Officer/Chief
       Compliance Officer

GSO ADVISOR HOLDINGS I L.P.              BLACKSTONE HOLDINGS I/II GP INC.

By:  Blackstone Holdings I L.P.          By:  /s/ Robert L. Friedman
     Its Sole Member                          ----------------------------------
                                         Name:  Robert L. Friedman
By:  /s/ Robert L. Friedman              Title: Authorized Person
     ----------------------------
Name:  Robert L. Friedman
Title: Authorized Person

CUSIP No. 872636105                  13G/A                Page 25 of 30 Pages



BLACKSTONE GROUP MANAGEMENT L.L.C.       THE BLACKSTONE GROUP L.P.

By:  /s/ Robert L. Friedman              By:  /s/ Robert L. Friedman
     ----------------------------             ----------------------------------
Name:  Robert L. Friedman                Name:  Robert L. Friedman
Title: Authorized Person                 Title: Authorized Person

BLACKSTONE HOLDINGS I L.P.               /s/ Peter G. Peterson
                                         ---------------------------------------
By:  /s/ Robert L. Friedman              PETER G. PETERSON
     ----------------------------
Name:  Robert L. Friedman
Title: Authorized Person                 DOUGLAS I. OSTROVER

/s/ Stephen A. Schwarzman                By:  /s/ George Fan
----------------------------             ----------------------------------
STEPHEN A. SCHWARZMAN                    Name:  George Fan
                                         Title: Attorney-in-Fact


BENNETT J. GOODMAN                       J. ALBERT SMITH III

By:  /s/ George Fan                      By:  /s/ George Fan
     ----------------------------             ----------------------------------
Name:  George Fan                        Name:  George Fan
Title: Attorney-in-Fact                  Title:   Attorney-in-Fact


GSO LLC

By:  Bennett J. Goodman
     Its Managing Member

By:  /s/ George Fan
     ----------------------------
Name:  George Fan
Title: Attorney-in-Fact

CUSIP No. 872636105                  13G/A                Page 26 of 30 Pages


                                    EXHIBIT I

                             JOINT FILING AGREEMENT


          This will confirm the agreement by and among the undersigned that the
Schedule 13G filed with the Securities and Exchange Commission on or about the date hereof with respect to the beneficial ownership by the undersigned of the shares of Common Stock, no par value, of TRM Corporation, is being filed, and all amendments thereto will be filed, on behalf of each of the persons and entities named below in accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

DATED:  March 11, 2008

GSO SPECIAL SITUATIONS FUND LP           GSO SPECIAL SITUATIONS OVERSEAS FUND
                                         LTD.

By:  GSO Capital Partners LP             By:  GSO Capital Partners LP
     its Investment Manager                   its Investment Manager

By:  /s/ George Fan                      By:  /s/ George Fan
     ----------------------------             ----------------------------------
Name:  George Fan                        Name:  George Fan
Title: Chief Legal Officer/Chief         Title: Chief Legal Officer/Chief
       Compliance Officer                       Compliance Officer


GSO SPECIAL SITUATIONS OVERSEAS          GSO CREDIT OPPORTUNITIES FUND
BENEFIT PLAN FUND LTD.                   (HELIOS), L.P.

By:  GSO Capital Partners LP             By:  GSO Capital Partners LP
     its Investment Manager                   its Investment Manager

By:  /s/ George Fan                      By:  /s/ George Fan
     ----------------------------             ----------------------------------
Name:  George Fan                        Name:  George Fan
Title: Chief Legal Officer/Chief         Title: Chief Legal Officer/Chief
       Compliance Officer                       Compliance Officer


GSO DOMESTIC CAPITAL FUNDING LLC         GSO CAPITAL PARTNERS LP

By:  GSO Capital Partners LP             By:  /s/ George Fan
     its Investment Manager                   ----------------------------------
                                         Name:  George Fan
By:  /s/ George Fan                      Title: Chief Legal Officer/Chief
     ----------------------------               Compliance Officer
Name:  George Fan
Title: Chief Legal Officer/Chief
       Compliance Officer

CUSIP No. 872636105                  13G/A                Page 27 of 30 Pages



GSO ADVISOR HOLDINGS I L.P.
                                         BLACKSTONE HOLDINGS I/II GP INC.
By:  Blackstone Holdings I L.P.
     Its Sole Member                     By:  /s/ Robert L. Friedman
                                              ----------------------------------
By:  /s/ Robert L. Friedman              Name:  Robert L. Friedman
     ----------------------------        Title: Authorized Person
Name:  Robert L. Friedman
Title: Authorized Person

BLACKSTONE GROUP MANAGEMENT L.L.C.       THE BLACKSTONE GROUP L.P.

By:  /s/ Robert L. Friedman              By:  /s/ Robert L. Friedman
      ---------------------------             ----------------------------------
Name:  Robert L. Friedman                Name:  Robert L. Friedman
Title: Authorized Person                 Title: Authorized Person

BLACKSTONE HOLDINGS I L.P.               /s/ Peter G. Peterson
                                         ---------------------------------------
By:  /s/ Robert L. Friedman              PETER G. PETERSON
      ---------------------------
Name:  Robert L. Friedman
Title:   Authorized Person

/s/ Stephen A. Schwarzman                DOUGLAS I. OSTROVER
----------------------------
STEPHEN A. SCHWARZMAN                    By:  /s/ George Fan
                                              ----------------------------------
                                         Name:  George Fan
                                         Title: Attorney-in-Fact

BENNETT J. GOODMAN                       J. ALBERT SMITH III

By:  /s/ George Fan                      By:  /s/ George Fan
     ----------------------------             ----------------------------------
Name:  George Fan                        Name:  George Fan
Title:   Attorney-in-Fact                Title: Attorney-in-Fact

CUSIP No. 872636105                  13G/A                Page 28 of 30 Pages


                                   EXHIBIT II

                                POWER OF ATTORNEY


KNOW ALL MEN BY THESE PRESENTS, that I, BENNETT J. GOODMAN, hereby make, constitute and appoint GEORGE FAN, acting individually, as my agent and attorney-in-fact for the purpose of executing in my name, (a) in my personal capacity or (b) in my capacity as Managing Member, member of or in other capacities with GSO Capital Partners LP and each of its affiliates or entities advised by me or GSO Capital Partners LP, all documents, certificates, instruments, statements, filings and agreements ("documents") to be filed with or delivered to any foreign or domestic governmental or regulatory body or required or requested by any other person or entity pursuant to any legal or regulatory requirement relating to the acquisition, ownership, management or disposition of securities, futures contracts or other investments, and any other documents relating or ancillary thereto, including without limitation all documents relating to filings with the Commodities Futures Trading Commission and National Futures Association, the United States Securities and Exchange Commission (the "SEC") pursuant to the Securities Act of 1933 or the Securities Exchange Act of 1934 (the "Act") and the rules and regulations promulgated thereunder, including all documents relating to the beneficial ownership of securities required to be filed with the SEC pursuant to Section 13(d) or
Section 16(a) of the Act and any information statements on Form 13F required to be filed with the SEC pursuant to Section 13(f) of the Act.

All past acts of the attorneys-in-fact in furtherance of the foregoing are hereby ratified and confirmed.

This power of attorney shall be valid from the date hereof until revoked by me.

IN WITNESS WHEREOF, I have executed this instrument as of the 11th day of March, 2008


/s/ BENNETT J. GOODMAN
--------------------------------
Bennett J. Goodman

CUSIP No. 872636105                  13G/A                Page 29 of 30 Pages


                                  EXHIBIT III

                                POWER OF ATTORNEY


KNOW ALL MEN BY THESE PRESENTS, that I, J. ALBERT SMITH III, hereby make, constitute and appoint GEORGE FAN, acting individually, as my agent and attorney-in-fact for the purpose of executing in my name, (a) in my personal capacity or (b) in my capacity as Managing Member, member of or in other capacities with GSO Capital Partners LP and each of its affiliates or entities advised by me or GSO Capital Partners LP, all documents, certificates, instruments, statements, filings and agreements ("documents") to be filed with or delivered to any foreign or domestic governmental or regulatory body or required or requested by any other person or entity pursuant to any legal or regulatory requirement relating to the acquisition, ownership, management or disposition of securities, futures contracts or other investments, and any other documents relating or ancillary thereto, including without limitation all documents relating to filings with the Commodities Futures Trading Commission and National Futures Association, the United States Securities and Exchange Commission (the "SEC") pursuant to the Securities Act of 1933 or the Securities Exchange Act of 1934 (the "Act") and the rules and regulations promulgated thereunder, including all documents relating to the beneficial ownership of securities required to be filed with the SEC pursuant to Section 13(d) or
Section 16(a) of the Act and any information statements on Form 13F required to be filed with the SEC pursuant to Section 13(f) of the Act.

All past acts of the attorneys-in-fact in furtherance of the foregoing are hereby ratified and confirmed.

This power of attorney shall be valid from the date hereof until revoked by me.

IN WITNESS WHEREOF, I have executed this instrument as of the 11th day of March, 2008.


/s/ J. ALBERT SMITH III
---------------------------------
J. Albert Smith III

CUSIP No. 872636105                  13G/A                Page 30 of 30 Pages

                                   EXHIBIT IV

                                POWER OF ATTORNEY


KNOW ALL MEN BY THESE PRESENTS, that I, DOUGLAS I. OSTROVER, hereby make, constitute and appoint GEORGE FAN, acting individually, as my agent and attorney-in-fact for the purpose of executing in my name, (a) in my personal capacity or (b) in my capacity as Managing Member, member of or in other capacities with GSO Capital Partners LP and each of its affiliates or entities advised by me or GSO Capital Partners LP, all documents, certificates, instruments, statements, filings and agreements ("documents") to be filed with or delivered to any foreign or domestic governmental or regulatory body or required or requested by any other person or entity pursuant to any legal or regulatory requirement relating to the acquisition, ownership, management or disposition of securities, futures contracts or other investments, and any other documents relating or ancillary thereto, including without limitation all documents relating to filings with the Commodities Futures Trading Commission and National Futures Association, the United States Securities and Exchange Commission (the "SEC") pursuant to the Securities Act of 1933 or the Securities Exchange Act of 1934 (the "Act") and the rules and regulations promulgated thereunder, including all documents relating to the beneficial ownership of securities required to be filed with the SEC pursuant to Section 13(d) or
Section 16(a) of the Act and any information statements on Form 13F required to be filed with the SEC pursuant to Section 13(f) of the Act.

All past acts of the attorneys-in-fact in furtherance of the foregoing are hereby ratified and confirmed.

This power of attorney shall be valid from the date hereof until revoked by me.

IN WITNESS WHEREOF, I have executed this instrument as of the 11th day of March, 2008.


/s/ DOUGLAS I. OSTROVER
--------------------------------
Douglas I. Ostrover